Exhibit 99.1

Seritage Growth Properties Announces Promotions and Organizational Restructuring

NEW YORK (April 21, 2021) -- Seritage Growth Properties (NYSE: SRG) today announced that the Company will reorganize its operations following an initial asset-by-asset analysis led by recently appointed Chief Executive Officer and President, Andrea Olshan.

The Company has appointed Mary Rottler as Chief Operating Officer; Andrew Galvin as Chief Investment Officer; Eric Dinenberg as Executive Vice President of Development; and Edouard Cuilhé as Chief Accounting Officer. The Company is also taking further steps to restructure and realign its personnel throughout the organization.

The Company plans to continue its portfolio analysis and finalize plans to optimize the value of its individual property assets through additional leasing to retail tenants, densification of sites, modifications and repurposing for other uses, large-scale redevelopments, partnerships and dispositions. Further details of these portfolio plans will be shared at later dates.

“Having reviewed our business and strategy with a fresh perspective, it was clear that we needed to realign our human capital and streamline our processes to position ourselves to execute on the exciting opportunity set we have at Seritage. To that end, we are proud to recognize the contributions of Andrew, Mary and Eric and welcome Ed to the team. We firmly believe these talented individuals in these expanded roles will be instrumental to executing our value-creation strategies more efficiently and effectively,” stated Ms. Olshan.

Mary Rottler has been named Chief Operating Officer, having previously served as the Executive Vice President of Leasing and Operations since the Company’s inception in 2015.  In this role, Ms. Rottler will be responsible for leasing, operations, tenant coordination and retail development. Prior to joining Seritage, Ms. Rottler served as the Vice President of Real Estate at Wal-Mart Stores, Inc.

Andrew Galvin has been named Chief Investment Officer, from his prior role as Executive Vice President of Investments. In this role, Mr. Galvin will be responsible for all transactions, asset management and capital allocation.  Prior to joining Seritage, he served as Executive Vice President, Chief Investment Officer  at  Centennial,  a  private  national  retail  real  estate  operator,  as well as investment positions at Trademark Property Group, Rouse Properties, and General Growth Properties.

Eric Dinenberg has been named Executive Vice President of Development, from his prior position as Senior Vice President of Development. In this role, Mr. Dinenberg will be responsible for development and construction. Prior to joining Seritage, Mr. Dinenberg served as Executive Vice President of Development and Operations at Brookfield Properties, as well as development positions at Rouse Properties and Vornado Realty Trust.

Edouard Cuilhé has been appointed Chief Accounting Officer. In his role, Mr. Cuilhé will report to the CFO with responsibility for accounting, financial reporting, treasury and tax. Prior to joining Seritage, Mr. Cuilhé served as Senior Vice President, Controller and Corporate Finance at SL Green Realty Corp. as well as in the audit practice at Ernst & Young.

As part of the creation of a streamlined C-Suite, Matthew Fernand, our General Counsel, Executive Vice President and Secretary, will become our Chief Legal Officer. In addition, as part of this transition, Kenneth Lombard, previously the Company’s Chief Operating Officer and Executive Vice President will become a Special Advisor, and James Bry, the Company’s Executive Vice President of Development and Construction, will depart Seritage and we wish James well on his future endeavors.

An 8-K was filed on April 21, 2021 with additional information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 158 wholly-owned properties and 25 unconsolidated properties totaling approximately 26.5 million square feet of space across 41 states and Puerto Rico. The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015. The Company’s mission is to create long-term value for shareholders by realizing the value of the Company’s portfolio through leasing, redevelopment, formation of strategic partnerships or other bespoke solutions.

Contact

Seritage Growth Properties
646-277-1268
IR@Seritage.com